EX-10.29

PERFORMANCE-BASED RESTRICTED STOCK UNIT AGREEMENT
FOR EMPLOYEES AND DIRECTORS UNDER THE
CIRCOR INTERNATIONAL, INC.
AMENDED AND RESTATED 1999 STOCK OPTION AND INCENTIVE PLAN

Name of Awardee: Scott A. Buckhout
Awardee Solium Number: TBD
Target Number of Performance Based Restricted Stock Units: 10,689 (the “Target Performance Based Award”)
Award Date: March 9, 2013

Pursuant to the CIRCOR International, Inc. Amended and Restated 1999 Stock Option and Incentive Plan (the “Plan”), CIRCOR International, Inc. (the “Company”) hereby grants to the Awardee named above, who is an officer, director or employee of the Company or any of its Subsidiaries, an award (the “Award”) of Performance Based Restricted Stock Units (“RSUs”) subject to the terms and conditions set forth herein and in the Plan.
1. Earned RSUs.
(a) The actual number of RSUs earned shall be determined by the level of achievement of the Company’s goal for Adjusted Return on Invested Capital (“ROIC”) and Adjusted Operating Margin (“AOM”) for the 2015 Fiscal Year the (“Performance Period”). Fifty percent of the Target Performance Based Award will be based on the Performance Period ending ROIC (“ROIC Portion”) and fifty percent will be based on the Performance Period ending AOM (“AOM Portion”) and determined as follows:
(b) ROIC Portion
ROIC Earned RSUs = ROIC Payout Percentage x Target Performance Based Award x 50%
The ROIC Portion “Payout Percentage” shall be determined based on the table below:

Performance Level	FY 2015 Ending ROIC	ROIC Payout Percentage
Threshold	11.2%	0.1%
Target	12.0%	100%
Maximum	12.9%	200%
No payout will be made if the Performance Period ending ROIC is below 11.2%. No payout will be made in excess of 200% under any circumstances. The Payout Percentage at performance levels between threshold and target and between target and maximum will be interpolated on a straight-line basis.
(c) AOM Portion
AOM Earned RSUs = AOM Payout Percentage x Target Performance Based Award x 50%
The AOM Portion “Payout Percentage” shall be determined based on the table below:

Performance Level	FY 2015 Ending AOM	AOM Payout Percentage
Threshold	7.7%	0.1%
Target	8.7%	100%
Maximum	9.7%	200%
No payout will be made if the Performance Period ending ROIC is below 7.7%. No payout will be made in excess of 200% under any circumstances. The Payout Percentage at performance levels between threshold and target and between target and maximum will be interpolated on a straight-line basis.
(d) FY 2015 ending ROIC and AOM are subject to the discretion of Compensation Committee review for one-time adjustments for certain extraordinary items, such as impact of material acquisitions (i.e. greater than 10% of CIRCOR assets) or divestitures, impairment of goodwill, non-recurring special items and impact of restructuring charges.
2. Vesting Schedule. Unless otherwise set forth in the Plan, no portion of this Award shall vest or be received until the later of three (3) years from the date of award or five business days after the Compensation Committee of the Company’s Board of Directors has approved the payout calculations on account of the Performance Period. Compensation Committee approval is targeted for Q1 2016.
In the event of a Covered Transaction as defined in Section 3(c) of the Plan prior to the completion of the Performance Period, there shall be immediate vesting of that number of RSUs equaling the greater of (i) the Target Performance Based Award and (ii) that amount that is determined by applying Section 1 above except that the Performance Period shall be deemed to consist of that fiscal year that has been completed most recently prior to the Covered Transaction. If the Covered Transaction occurs following the completion of the performance period, there shall be immediate vesting of that number of RSUs determined in accordance with Section 1 above.
3. Deferral of Award.
(a) Each vested RSU entitles Awardee to receive one share of the Company’s Common Stock (the “Stock”) on the later of (i) the vesting date for such RSU or (ii) the end of the deferral period specified by Awardee. Any deferral period must be expressed as a number of whole years, not less than four (4), beginning on the Award Date. Such deferral election shall be made within 30 days of the Award Date. This deferral period will apply only to deferral elections made on the specific Deferral Election Form. In addition, any such deferral must apply to receipt of all shares of Stock underlying the entire vested Award; for example, a deferral period of seven (7) years would result in Awardee receiving shares of Stock underlying the entire vested Award seven (7) years from the Award Date regardless of the fact that the Earned RSUs may have vested at differing times. (If no deferral period is specified on the Deferral Election Form, Stock will be issued as soon as practicable upon vesting of the RSUs).
(b) Shares of Stock underlying the RSUs shall be issued and delivered to Awardee in accordance with paragraph (a) and upon compliance to the satisfaction of the Committee with all requirements under applicable laws or regulations in connection with such issuance and with the requirements hereof and of the Plan. The determination of the Committee as to such compliance shall be final and binding on Awardee.
(c) Until such time as shares of Stock have been issued to Awardee pursuant to paragraph (b) above, and except as set forth in paragraph (d) below regarding dividends and dividend equivalents, Awardee shall not have any rights as a holder of the shares of Stock underlying this Award including but not limited to voting rights.
(d) Until such time as RSUs have vested pursuant to the terms hereof, dividend equivalents shall be accrued with respect to each share of Stock underlying the RSUs such that, upon vesting of such RSUs, all dividend equivalents so accrued (without interest) shall be paid in cash to Awardee. In addition, with respect to RSUs which have vested but have not been converted into shares of Stock pursuant to a valid deferral election by Awardee, dividends on the shares of Stock underlying such RSUs shall be paid in cash to Awardee upon declaration of such dividends as if Awardee were the owner of the underlying shares of Stock. Notwithstanding the foregoing, no dividends or dividend equivalents shall be accrued or paid for RSUs which are not earned under paragraph 1 above.
4. Termination of Employment or Other Business Relationship. If the Awardee's employment or other business relationship with the Company or a Subsidiary (as defined in the Plan) is terminated for any reason except as otherwise set forth in this Section 4, Awardee’s right in any RSUs that are not vested shall automatically terminate upon the effective date of such termination of employment or other business relationship with the Company and its Subsidiaries and such RSUs shall be cancelled as provided within the terms of the Plan and shall be of no further force and effect.
a)Termination Due to Death. If the Awardee’s employment terminates by reason of the Awardee’s death, (excluding death by suicide), the outstanding Target Number of Performance-based RSUs shall become vested as of the date of death and the Company, within 90 days following the effective date of such termination shall issue all outstanding shares of Stock to Awardee (or Awardee’s designated beneficiary or estate executor). In the event, however, that within such 90 day period, the Performance Period has been completed, then the number of Performance-based RSUs to be distributed shall be based on the actual results for the Performance Period as calculated in accordance with Section 1 and such distribution shall be made at such time as distribution is made to all other participants.
b)Termination Due to Disability. If the Awardee’s employment terminates by reason of the Awardee’s qualified disability, (an individual shall be considered disabled if such individual qualifies for receipt of long-term disability benefits under the long-term disability plan then in effect for the Company’s employees), the outstanding Target Number of Performance-based RSUs shall become vested as of the date of disability and the Company, within 90 days following the effective date of such termination, shall issue all outstanding shares of Stock to Awardee. In the event, however, that within such 90 day period, the Performance Period has been completed, then the number of Performance-based RSUs to be distributed shall be based on the actual results for the Performance Period as calculated in accordance with Section 1 and such distribution shall be made at such time as distribution is made to all other participants.
c)Termination Due to Retirement. If the Awardee’s employment is terminated by reason of the Awardee’s early or normal retirement, (as defined in the Company’s Defined Benefit Pension Plan), Awardee will be entitled to that number of earned RSUs Awardee would have achieved under Section 1 but for such retirement, multiplied by a fraction that is equal to the number of completed fiscal months that the Awardee was employed by the Company after the Award date divided by thirty six. The shares underlying such RSUs will be distributed as contemplated under Section 2 above. Stock shall not be issued with respect to any vested RSUs for which valid deferral elections have been made until the deferral dates set forth in such deferral elections.
d)Termination for Cause. If the Awardee’s employment terminates for Cause (as defined below), all unvested RSUs shall terminate immediately and be of no further force and effect. For purposes hereof, unless otherwise provided in an employment agreement between the Company and the Awardee, a termination of employment for “Cause” shall mean, the occurrence of one or more of the following: (i) the Awardee is convicted of, pleads guilty to, or confesses to any felony or any act of fraud, misappropriation or embezzlement which has an immediate and materially adverse effect on the Company or any Subsidiary, as determined by the Administrator (as defined by the Plan) in good faith in its sole discretion; (ii) the Awardee engages in a fraudulent act to the material damage or prejudice of the Company or any Subsidiary or in conduct or activities materially damaging to the property, business or reputation of the Company or any Subsidiary, all as determined by the Administrator in good faith in its sole discretion; (iii) any material act or omission by the Awardee involving malfeasance or negligence in the performance of the Awardee’ s duties to the Company or any Subsidiary to the material detriment of the Company or any Subsidiary, as determined by the Administrator in good faith in its sole discretion, which has not been corrected by the Awardee within thirty (30) days after written notice from the Company of any such act or omission; (iv) failure by the Awardee to comply in any material respect with any written policies or directives of the Company as determined by the Administrator in good faith in its sole discretion, which has not been corrected by the Awardee within ten (10) days after written notice from the Company of such failure; or (v) material breach by the Awardee of any non-competition, non-solicitation, confidentiality or similar agreements between the Awardee and the Company as determined by the Administrator in good faith in its sole discretion.
e)Termination without Cause. If the Awardee’s employment is terminated by the Company without Cause and unless otherwise determined by the Administrator, any portion of this Award that is not vested by time of such termination shall terminate immediately and be of no further force and effect.
f) Termination of Employment by Awardee. If the Awardee terminates his or her employment, this Award shall terminate immediately upon notice by the Awardee of such termination and be of no further force and effect.
g)Miscellaneous. The Administrator’s determination of the reason for termination of the Awardee’s employment shall be conclusive and binding on the Awardee and his or her representatives or legatees.
5. Clawback Provision. Anything in this Agreement to the contrary notwithstanding, the Awardee hereby acknowledges and agrees that any compensation payable under this Agreement is subject to any clawback policy of the Company currently in effect or adopted in the future providing for the recovery of erroneously awarded incentive compensation in the event the Company is required to prepare an accounting restatement (“Restatement”) due to the material noncompliance of the Company with any financial reporting requirements under the securities laws, and the Awardee hereby agrees to repay the Company to the extent required by such clawback policy of the Company. Unless otherwise determined by the Company, in the event that any such Restatement with respect to the Performance Period becomes necessary within three (3) years of the date on which the Company has filed its Annual Report on Form 10-K for the 2015 fiscal year, the amount of the Award shall be reduced to that number of RSUs to which Awardee would have been entitled based on what the Awardee’s actual achievement would have been after giving effect to such Restatement and the Awardee shall be obligated to return to the Company (at Awardee’s option) either (i) that number of shares of stock issued on account of such RSUs that would not have been earned after giving effect to such Restatement, or (ii) cash equaling the number of such shares times the closing price of the Company’s common stock on the date immediately preceding the date such shares vested.
6. Section 409A. Anything in this Agreement to the contrary notwithstanding, if at the time of the Awardee’s “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Company determines that the Awardee is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Awardee becomes entitled to under this Agreement would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Awardee’s separation from service, or (B) the Awardee’s death.
7. Incorporation of Plan. Notwithstanding anything herein to the contrary, this Award shall be subject to and governed by all the terms and conditions of the Plan. Capitalized terms in this Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein.

8. Transferability. This Agreement is personal to Awardee, is non-assignable and is not transferable in any manner, by operation of law or otherwise, other than by will or the laws of descent and distribution. This Award is available, during Awardee's lifetime, only to Awardee, and thereafter, only to Awardee's designated beneficiary.
9. Tax Withholding. For Circor employees, the Company is authorized to satisfy the minimum tax withholding obligation by withholding from shares of Stock to be issued a number of shares of Stock with an aggregate Fair Market Value that would satisfy the minimum required tax withholding amount due. For Circor directors, the gross number of shares will be distributed and the director will be required to make necessary tax payments.
10. Non-Compete/Non-Solicitation Agreement. Awardee is receiving the Award provided for herein in part because the Company has determined that Awardee is a key contributor to the continued success of the Company. As such, Awardee is privy to certain proprietary information which the Company considers to be competition sensitive. The Company, therefore, would be materially harmed were Awardee to leave the Company and perform services on behalf of a competitor or if the Awardee were to solicit (i) customers to do business with a competitor of the Company or (ii) employees of the Company to leave the Company. Accordingly, in consideration of Awardee’s receipt of the Award, Awardee covenants and agrees that, for a period of two (2) years following the termination of Awardee’s affiliation with the Company (whether as an employee or non-employee director), Awardee shall not, anywhere in the world, own, manage, operate, join, control, promote, invest or participate in or be connected with in any capacity (either as an employee, employer, trustee, consultant, agent, principal, partner, corporate officer, director, creditor, owner or shareholder or in any other individual or representative capacity) with any business individual, partnership, firm, corporation or other entity which is engaged wholly or partly in the design, manufacture, development, distribution, marketing or sales of any products which compete with the Company’s then current lines of business for which Awardee, during the two year period immediately preceding termination of affiliation with the Company, had managerial responsibility or otherwise provided regular services. Awardee agrees that this provision is reasonable in view of the relevant market for the Company’s products and services and that any breach hereof would result in continuing and irreparable harm to the Company. The foregoing, however, shall not prevent Awardee from making passive investments in a competitive enterprise whose shares are publicly traded if such investment constitutes less than five percent (5%) of such enterprise’s outstanding capital stock. In addition, Awardee, for a period of two years following the termination of Awardee’s affiliation with the Company shall not directly or indirectly (1) induce, solicit, request or advise any Customers (as defined below) to patronize any business which competes with any business of the Company for which Awardee either (a) has had any management responsibility, (b) has otherwise provided regular services during his affiliation with Company, or (c) has had access to confidential or proprietary information; or (2) entice, solicit, request or advise any employee of the Company to leave the Company’s employment or to otherwise accept employment (or other affiliation) with any person, firm or business with which Awardee has an employment or consulting relationship. As used above, “Customers” mean all customers of any such business of the Company. Notwithstanding the provisions of this paragraph 10, if Awardee is an employee or resident of a state in which non-compete provisions of the type set forth in this paragraph 10 are not enforceable, then the non-compete provisions of this paragraph 10 shall not apply; the non-solicitation provisions of this paragraph 10, however, shall continue to apply. In addition, in the event that a court of competent jurisdiction determines that any of the restrictions set forth in this paragraph 10 are impermissible in scope and/or duration, Awardee and the Company intend that such court shall revise such scope and/or duration as the court deems reasonable rather than invalidating any such restrictions.

11. Effect of Other Agreements. If Awardee is a party to any other agreement with the Company and any provisions set forth in such employment agreement conflict with the provisions set forth in this Performance-Based Restricted Stock Unit Award Agreement, the provisions set forth in such employment agreement shall override such conflicting provisions set forth herein.

12. Miscellaneous.
(a) Notice hereunder shall be given to the Company at its principal place of business, and shall be given to Awardee at the address set forth below, or in either case at such other address as one party may subsequently furnish to the other party in writing.
(b) This Award does not confer upon Awardee any rights with respect to continuance of employment by the Company or any Subsidiary.
(c) Pursuant to Section 14 of the Plan, the Committee may at any time amend or cancel any outstanding portion of this Award, but no such action may be taken which adversely affects Awardee's rights under this Agreement without Awardee's consent.
CIRCOR INTERNATIONAL, INC.

By: Wayne Robbins
Title: Acting President and CEO
The foregoing Agreement is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned.
/s/ Scott A. Buckhout
Date: April 9, 2013

RESTRICTED STOCK UNIT AWARD AGREEMENT DEFERRAL ELECTION FORM
This Restricted Stock Unit (“RSU”) Award Agreement Deferral Election Form (“Deferral Election Form”) is entered into by and between CIRCOR International, Inc. (the “Company”) and Awardee, who is an eligible employee of the Company or any of its subsidiaries in the CIRCOR International, Inc. Amended and Restated 1999 Stock Option and Incentive Plan (the “Plan”). The Plan provisions are incorporated herein by reference in their entirety and supersede any conflicting provisions contained in this Deferral Election Form. Neither this Deferral Election Form nor the Plan shall be construed as giving Awardee any right to continue to be employed by or perform services for the Company or any subsidiary or affiliate thereof. This deferral election is effective for this award only.

1.	Deferral of Performance-Based Restricted Stock Units
Awardee will be fully vested in each RSU as defined by the vesting schedule in Section 2 of the Performance-Based Restricted Stock Unit Agreement. Each vested RSU entitles Awardee to receive one share of the Company’s Common Stock (the “Stock”) on the later of (i) the vesting date for such RSU or (ii) the end of the deferral period specified by Awardee. Any deferral period must be expressed as a number of whole years, not less than Four (4), beginning on the Award Date. Such deferral election shall be made within 30 days of the Award Date. This deferral period will apply only to deferral elections made on the specific Deferral Election Form. In addition, any such deferral must apply to receipt of all shares of Stock underlying the entire Award; for example, a deferral period of seven (7) years would result in Awardee receiving shares of Stock underlying the entire Award seven (7) years from the Award Date regardless of the fact that the RSUs may have vested at differing times. (If no deferral period is specified on the Deferral Election Form, Stock will be issued as soon as practicable upon vesting of the RSUs).
I wish to defer receipt of all shares until ______ years (minimum of 4) after the Award Date.

2.	Designation of Beneficiary (Optional)
Awardee may designate a beneficiary to receive payments or shares of Stock in the event of Awardee’s death. Awardee may designate his or her beneficiaries on line within their Solium account under the “Personal Profiles and Passwords” tab.
NOTE: This beneficiary designation will apply to Awardee’s entire interest in the Plan, revoking any prior beneficiary designation. However, if Awardee does not designate a beneficiary, Awardee’s prior beneficiary designation (if any) will remain in effect. An Awardee may change or revoke his or her beneficiary designation at any time within their Solium account as noted above.

3.	Effective Date of Election
This Deferral Election Form must be received by the Company no later than May 9, 2013 and will become irrevocable on such date. Awardee may revise this Restricted Stock Unit Award Agreement with respect to the deferral period no later than such due date, by contacting the Vice President, Corporate Controller of the Company.
CIRCOR INTERNATIONAL, INC.
By: Wayne Robbins
Title: Acting President and CEO
The foregoing Agreement is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned.